Exhibit 99.1

FOR IMMEDIATE RELEASE January 27, 2011

StanCorp Financial Group, Inc. Reports Fourth Quarter and Full Year 2010 Earnings

PORTLAND, Ore. — January 27, 2011 — StanCorp Financial Group, Inc. (NYSE: SFG) today reported net income of $52.0 million for the fourth quarter of 2010, or $1.12 per diluted share, compared to net income of $60.0 million for the fourth quarter of 2009, or $1.23 per diluted share. After-tax net capital losses were $1.0 million for the fourth quarter of 2010, compared to after-tax net capital gains of $0.7 million for the fourth quarter of 2009.

Net income excluding after-tax net capital gains and losses was $1.14 per diluted share for the fourth quarter of 2010, compared to $1.23 per diluted share for the fourth quarter of 2009 (see discussion of non-GAAP financial measures below). Results for the fourth quarter of 2010 reflected less favorable claims experience in the Insurance Services segment, partially offset by increased premiums in the Insurance Services segment, higher earnings in the Asset Management segment and the effect of a 2.4 million share decrease in diluted weighted-average shares outstanding (see discussion of share repurchases below). Results for the fourth quarter of 2009 excluded after-tax costs of $0.01 per diluted share related to operating expense reduction initiatives.

“Our 2010 results demonstrate that our fundamentals are strong, and we continue to manage this business for the long term,” said Greg Ness, president and chief executive officer. “While we experienced quarterly fluctuations in claims, annual earnings were positively influenced by strong sales and persistency in our Insurance Services segment and record earnings in our Asset Management segment. At StanCorp, we remain focused on sustainable profitability and shareholder value.”

Full Year Results

Net income for 2010 was $189.0 million, or $4.02 per diluted share, compared to net income of $208.9 million, or $4.26 per diluted share for 2009. After-tax net capital losses were $32.1 million for 2010, compared to after-tax net capital losses of $17.3 million for 2009. Net income for 2009 included after-tax costs of $12.0 million related to operating expense reduction initiatives.

Net income excluding after-tax net capital gains and losses was $4.70 per diluted share for 2010, compared to $4.86 per diluted share for 2009. The decrease was primarily due to less favorable claims experience in the Insurance Services segment, partially offset by higher earnings in the Asset Management segment and the effect of a 2.0 million share decrease in diluted weighted-average shares outstanding. Results for 2009 excluded after-tax costs of $0.25 per diluted share related to operating expense reduction initiatives.

For 2010, the Company reported return on average equity, excluding after-tax net capital losses from net income and accumulated other comprehensive income (“AOCI”) from equity, of 12.9%, compared to 14.9% for 2009.

2011 Guidance

For 2011, the Company expects net income per diluted share excluding after-tax net capital gains and losses to be in the range of $4.80 to $5.10, and to achieve a return on average equity, excluding after-tax net capital gains and losses from net income and AOCI from equity, in the range of 12% to 13%. This guidance is affected by the following factors:

•

Premium growth – Given the challenging economic environment, including the prolonged effect on the Company’s group insurance customers, the Company expects premium growth to be relatively flat. However, strong customer retention in the Insurance Services segment for 2010 has created the potential for organic growth in premiums as wage growth and employment levels improve;

•

Interest rates – The interest rate environment can affect the Company’s new money investment interest rate and the discount rate used to establish its long term disability reserves. Based on the Company’s current size, a 25 basis point change in the discount rate could result in a quarterly change of approximately $2 million in pre-tax income;

•

Benefit ratio – The Company expects that the annual benefit ratio for the group insurance business will be consistent with the experience of the previous five years, during which it has ranged from 73.6% to 78.3%; and

•	Share repurchases – The Company expects the level of share repurchases to remain consistent with 2010 activity.

Guidance for any specific year may vary due to short-term market trends, changes in the interest rate environment and other factors.

Business Segments

Insurance Services

The Insurance Services segment reported income before income taxes of $72.2 million for the fourth quarter of 2010, compared to $85.1 million for the fourth quarter of 2009. The decrease in income before income taxes was primarily due to less favorable claims experience in the group insurance business.

Premiums for the Insurance Services segment increased 1.1% to $512.0 million for the fourth quarter of 2010, compared to $506.2 million for the fourth quarter of 2009. Group insurance premiums for the fourth quarter of 2010 were $471.1 million, a 1.3% increase compared to the fourth quarter of 2009. Premiums for individual disability insurance were $40.9 million, a 0.5% decrease compared to the fourth quarter of 2009.

Sales for the group insurance business, reported as annualized new premiums, were $73.1 million for the fourth quarter of 2010, compared to $93.0 million for the fourth quarter of 2009. Annual sales were $330.6 million for 2010, compared to $287.8 million for 2009. The increase in annual sales for 2010 compared to 2009 reflected interest in the Company’s product and service enhancements.

The benefit ratio, measured as benefits to policyholders and interest credited as a percentage of premiums, for group insurance products was 77.4% for the fourth quarter of 2010, compared to 72.5% for the fourth quarter of 2009. The annual benefit ratio was 77.2% and 74.7% for 2010 and 2009, respectively. The increase was due to higher incidence and fewer claim closures in the long term disability insurance business and a few large claims in the group life insurance business. Claims experience can fluctuate widely from quarter to quarter and tends to be more stable when measured over a longer period of time.

The benefit ratio for individual disability insurance was 81.9% for the fourth quarter of 2010, compared to 94.2% for the fourth quarter of 2009. The annual benefit ratio was 66.8% and 69.3% for 2010 and 2009, respectively. Due to the relatively small size of the individual disability insurance block of business, the benefit ratio for this business is expected to fluctuate more than the benefit ratio for the group insurance business.

The discount rate used in the fourth quarter of 2010 for newly established long term disability claim reserves was 5.00%, an increase of 50 basis points compared to 4.50% used for the fourth quarter of 2009. The discount rate remained unchanged from the third quarter of 2010 despite the low interest rate environment due to the ongoing adequacy of the margin between the Company’s average investment interest rate and average reserve discount rate.

The Company regularly monitors the adequacy of its reserves in light of current and expected experience. As a result of these on-going assessments, reserve adjustments were made during the fourth quarter of 2010. The Company reduced reserves for group long term disability claims by $14.6 million and increased reserves for individual disability claims by $7.8 million. In the fourth quarter of 2009, the Company reduced reserves for group long term disability claims incurred but not reported by $16.6 million and increased reserves for individual disability claims by $11.5 million.

Asset Management

The Asset Management segment reported income before income taxes of $16.4 million for the fourth quarter of 2010, compared to $14.1 million for the fourth quarter of 2009. The increase in income before income taxes was primarily due to increased net investment income, which included gains related to hedging activity for indexed annuity contracts, and lower operating expenses.

Assets under administration for the Asset Management segment increased slightly to $21.89 billion at December 31, 2010, compared to $21.85 billion at December 31, 2009. Assets under administration include retirement plans, individual fixed annuities, private client wealth management and commercial mortgage loans managed for third-party investors.

Operating expenses for the Asset Management segment decreased to $29.8 million for the fourth quarter of 2010, compared to $31.0 million for the fourth quarter of 2009. The decrease in operating expenses was primarily due to savings from operating expense reduction initiatives implemented during 2009.

StanCorp Mortgage Investors originated $215.8 million and $156.3 million of commercial mortgage loans for the fourth quarters of 2010 and 2009, respectively. The increase in originations was the result of increased activity in the commercial real estate market.

Other

The Other category includes the return on capital not allocated to the product segments, holding company expenses, operations of certain unallocated subsidiaries, interest on debt, unallocated expenses including costs incurred during the 2009 operating expense reduction initiatives, net capital gains and losses and adjustments made in consolidation. The Other category reported a loss before income taxes of $12.3 million for the fourth quarter of 2010, compared to a loss before income taxes of $7.9 million for the fourth quarter of 2009. Net capital losses for the fourth quarter of 2010 were $2.1 million, compared to net capital gains of $0.9 million for the fourth quarter of 2009. The loss before income taxes for the fourth quarter of 2009 included additional costs of $1.0 million related to operating expense reduction initiatives.

Fixed Maturity Securities and Commercial Mortgage Loans

At December 31, 2010, the Company’s investment portfolio consisted of approximately 58% fixed maturity securities, 40% commercial mortgage loans and 2% real estate. The overall weighted-average credit rating of the fixed maturity securities portfolio was A (Standard & Poor’s) at December 31, 2010.

At December 31, 2010, commercial mortgage loans in the Company’s investment portfolio totaled $4.51 billion on approximately 5,800 commercial mortgage loans. The estimated average loan-to-value ratio for the overall portfolio was 68%, and the average loan balance retained by the Company in the portfolio was approximately $0.8 million. Mortgage loans more than 60 days delinquent were 0.43% and 0.40% of the portfolio balance at December 31, 2010 and 2009, respectively. The Company does not have any direct exposure to sub-prime or alt-A mortgages or CMBS in its investment portfolio.

Capital and Book Value

The Company’s available capital increased $45 million to approximately $235 million at December 31, 2010 compared to September 30, 2010. Available capital includes capital at its insurance subsidiaries in excess of the Company’s target risk-based capital ratio (“RBC”) of 300% and cash and capital at the holding company and non-insurance subsidiaries. The Company reported available capital after subtracting an allocation for expected annual interest and dividends.

The Company’s book value per share grew 13.9% from $36.35 at December 31, 2009 to $41.42 at December 31, 2010. The Company’s book value per share excluding AOCI increased 8.9% from $34.85 at December 31, 2009 to $37.94 at December 31, 2010. During the fourth quarter of 2010, the Company paid an annual dividend of $0.86 per share.

Share Repurchases

Diluted weighted-average shares outstanding for the fourth quarters of 2010 and 2009 were 46.4 million and 48.8 million, respectively. For the fourth quarter of 2010, the Company repurchased approximately 50,000 shares of common stock at a total cost of $1.9 million, which resulted in a volume weighted-average price of $39.08 per share. For the full year 2010, the Company repurchased approximately 2.0 million shares at a total cost of $81.8 million, which resulted in a volume weighted-average price of $40.19 per share. At December 31, 2010, the Company had approximately 2.3 million shares remaining under its repurchase program, which expires on December 31, 2011.

Non-GAAP Financial Measures

Financial measures that exclude after-tax costs related to the 2009 operating expense reduction initiatives, after-tax net capital gains and losses, and AOCI are non-GAAP (Generally Accepted Accounting Principles in the United States) measures. To provide investors with a broader understanding of earnings, the Company provides net income per diluted share excluding after-tax costs related to the 2009 operating expense reduction initiatives and after-tax net capital gains and losses, along with the GAAP measure of net income per diluted share, because costs related to the 2009 operating expense reduction initiatives occur infrequently and capital gains and losses are not likely to occur in a stable pattern.

Return on average equity excluding after-tax costs related to the 2009 operating expense reduction initiatives and after-tax net capital gains and losses from net income and AOCI from equity is furnished along with the GAAP measure of net income return on average equity because management believes providing both measures gives investors a broader understanding of return on equity. Measuring return on average equity without AOCI excludes the effect of market value fluctuations of the Company’s fixed maturity securities associated with changes in interest rates and other market data. Management believes that measuring return on average equity without AOCI is important to investors because the turnover of the Company’s portfolio of fixed maturity securities may not be such that unrealized gains and losses reflected in AOCI are ultimately realized. Furthermore, management believes exclusion of AOCI provides investors with a better measure of return.

About StanCorp Financial Group, Inc.

StanCorp Financial Group, Inc., through its subsidiaries marketed as The Standard — Standard Insurance Company, The Standard Life Insurance Company of New York, Standard Retirement Services, StanCorp Mortgage Investors, StanCorp Investment Advisers, StanCorp Real Estate and StanCorp Equities — is a leading provider of financial products and services. StanCorp’s subsidiaries serve approximately 7.6 million customers nationwide as of December 31, 2010, with group and individual disability insurance, group life, AD&D, dental and vision insurance, absence management services, retirement plans products and services, individual annuities and investment advice. For more information about StanCorp Financial Group, Inc., visit its investor website at www.stancorpfinancial.com.

Conference Call

StanCorp management will hold an investor and analyst conference call on January 28, 2011, at noon Eastern time (9:00 a.m. Pacific time) to review StanCorp’s fourth quarter results.

To listen to the live webcast of this conference call, visit www.stancorpfinancial.com; Windows Media PlayerTM will be required to listen to the webcast. A webcast replay will be available starting approximately two hours after the original broadcast. The replay will be available through March 18, 2011.

A telephone replay of the conference call will also be available approximately two hours after the conference call by dialing (877) 660-6853 or (201) 612-7415 and entering account number 286 and conference identification number 363027. The replay will be available through February 4, 2011.

Forward-Looking Information

Some of the statements contained in this earnings release, including those relating to the Company’s strategy, growth prospects and other statements that are predictive in nature, that depend on or refer to future events or conditions or that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” “seeks” and similar expressions, are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. These statements are not historical facts but instead represent only management’s expectations, estimates and projections regarding future events. Similarly, these statements are not guarantees of future performance and involve uncertainties that are difficult to predict, which may include, but are not limited to, the factors discussed below. As a provider of financial products and services, the Company’s results of operations may vary significantly in response to economic trends, interest rate changes, investment performance and claims experience. Caution should be used when extrapolating historical results or conditions to future periods.

The Company’s actual results and financial condition may differ, perhaps materially, from the anticipated results and financial condition in any such forward-looking statements. Given these uncertainties or circumstances, readers are cautioned not to place undue reliance on such statements. The Company assumes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

The following factors could cause results to differ materially from management expectations as suggested by such forward-looking statements:

•	Growth of sales, premiums and annuity deposits, cash flows, assets under administration including performance of equity investments in the separate account, gross profits and profitability.

•	Availability of capital required to support business growth and the effective utilization of capital, including the ability to achieve financing through debt or equity.

•	Changes in the Company’s liquidity needs and the liquidity of assets in its investment portfolio.

•	Integration and performance of business acquired through reinsurance or acquisition.

•	Changes in financial strength and credit ratings.

•	Changes in the regulatory environment at the state or federal level including changes in income tax rates and regulations or changes in U.S. GAAP accounting principles, practices or policies.

•	Findings in litigation or other legal proceedings.

•	Intent and ability to hold investments consistent with its investment strategy.

•	Receipt of dividends from, or contributions to, its subsidiaries.

•	Adequacy of the diversification of risk by product offerings and customer industry, geography and size, including concentration of risk, especially inherent in group life products.

•	Adequacy of asset-liability management.

•	Events of terrorism, natural disasters or other catastrophic events, including losses from a disease pandemic.

•	Benefit ratios, including changes in claims incidence, severity and recovery.

•	Levels of persistency.

•	Adequacy of reserves established for future policy benefits.

•	The effect of changes in interest rates on reserves, policyholder funds, investment income and commercial mortgage loan prepayment fees.

•	Levels of employment and wage growth and the impact of rising benefit costs on employer budgets for employee benefits.

•	Competition from other insurers and financial services companies, including the ability to competitively price its products.

•	Ability of reinsurers to meet their obligations.

•	Availability, adequacy and pricing of reinsurance and catastrophe reinsurance coverage and potential charges incurred.

•	Achievement of anticipated levels of operating expenses.

•	Adequacy of diversification of risk within its fixed maturity securities portfolio by industries, issuers and maturities.

•	Adequacy of diversification of risk within its commercial mortgage loan portfolio by borrower type, property type and geographic region.

•	Credit quality of the holdings in its investment portfolios.

•	The condition of the economy and expectations for interest rate changes.

•	The effect of changing levels of commercial mortgage loan prepayment fees and participation levels on cash flows.

•	Experience in delinquency rates or loss experience in its commercial mortgage loan portfolio.

•	Adequacy of commercial mortgage loan loss allowances.

•	Concentration of commercial mortgage loan assets collateralized in certain states such as California.

•	Environmental liability exposure resulting from commercial mortgage loan and real estate investments.

###

Attachments

Contacts

Investor Relations and Financial Media

Jeff Hallin

(971) 321-6127

E-mail: jeff.hallin@standard.com

General Media

Bob Speltz

(971) 321-3162

E-mail: bob.speltz@standard.com

StanCorp Financial Group, Inc.

Consolidated Statements of Income and Comprehensive Income (Loss)

(Dollars in millions - except share data)

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
	Unaudited		Unaudited
Revenues:
Premiums:
Insurance Services	$512.0	$506.2	$2,056.2	$2,067.2
Asset Management	12.5	4.7	41.5	34.7

Total premiums	524.5	510.9	2,097.7	2,101.9

Administrative fees:
Insurance Services	2.7	2.2	9.6	8.3
Asset Management	30.7	30.9	121.5	114.1
Other	(3.6)	(3.6)	(14.6)	(13.9)

Total administrative fees	29.8	29.5	116.5	108.5

Net investment income:
Insurance Services	86.4	83.1	338.9	335.1
Asset Management	69.8	59.5	251.0	234.0
Other	1.8	4.8	12.6	17.4

Total net investment income	158.0	147.4	602.5	586.5
Net capital gains (losses):
Total other-than-temporary impairment losses on fixed maturity securities	—	(0.2)	(0.7)	(5.9)
All other net capital gains (losses)	(2.1)	1.1	(50.9)	(21.0)

Total net capital gains (losses)	(2.1)	0.9	(51.6)	(26.9)

Total revenues	710.2	688.7	2,765.1	2,770.0

Benefits and expenses:
Benefits to policyholders	412.1	382.7	1,619.8	1,575.7
Interest credited	41.8	35.2	158.4	145.6
Operating expenses	111.4	117.4	446.2	476.2
Commissions and bonuses	51.5	48.1	206.1	202.0
Premium taxes	8.6	8.3	34.7	34.2
Interest expense	9.7	9.8	38.9	39.2
Net increase in deferred acquisition costs, value of business acquired and intangibles	(1.2)	(4.1)	(21.8)	(18.6)

Total benefits and expenses	633.9	597.4	2,482.3	2,454.3

Income (loss) before income taxes:
Insurance Services	72.2	85.1	313.8	356.3
Asset Management	16.4	14.1	56.8	37.3
Other	(12.3)	(7.9)	(87.8)	(77.9)

Total income before income taxes	76.3	91.3	282.8	315.7
Income taxes	24.3	31.3	93.8	106.8

Net income	52.0	60.0	189.0	208.9

Other comprehensive income (loss), net of tax:
Unrealized gains (losses) on securities available-for-sale:
Unrealized capital gains (losses) on securities available-for-sale, net	(103.8)	(40.0)	100.5	210.8
Reclassification adjustment for net capital (gains) losses included in net income, net	(2.1)	(5.8)	(9.6)	3.5
Employee benefit plans:
Prior service cost (benefit) arising during the period, net	(2.5)	12.3	(5.0)	8.4
Reclassification adjustment for amortization to net periodic pension cost, net	0.9	1.2	3.6	4.9

Total	(107.5)	(32.3)	89.5	227.6

Comprehensive income (loss)	$(55.5)	$27.7	$278.5	$436.5

Net income per common share:
Basic	$1.13	$1.24	$4.04	$4.27
Diluted	1.12	1.23	4.02	4.26
Weighted-average common shares outstanding:
Basic	46,034,985	48,561,426	46,774,277	48,932,908
Diluted	46,352,440	48,779,100	47,006,228	49,044,543

StanCorp Financial Group, Inc.

Consolidated Balance Sheets

(Dollars in millions)

	December 31,	December 31,
	2010	2009
	Unaudited
Assets:
Investments:
Fixed maturity securities – available-for-sale	$6,419.1	$6,167.3
Short-term investments	—	1.1
Commercial mortgage loans, net	4,513.6	4,284.8
Real estate, net	210.6	113.5
Policy loans	3.3	3.1

Total investments	11,146.6	10,569.8
Cash and cash equivalents	152.0	108.3
Premiums and other receivables	101.9	104.4
Accrued investment income	110.8	108.8
Amounts recoverable from reinsurers	938.3	935.0
Deferred acquisition costs, value of business acquired and intangibles, net	357.1	338.8
Goodwill, net	36.0	36.0
Property and equipment, net	111.5	127.2
Other assets	101.7	66.7
Separate account assets	4,787.4	4,174.5

Total assets	$17,843.3	$16,569.5

Liabilities and shareholders’ equity:
Liabilities:
Future policy benefits and claims	$5,502.3	$5,368.7
Other policyholder funds	4,627.8	4,337.1
Deferred tax liabilities, net	58.3	30.0
Short-term debt	2.2	2.9
Long-term debt	551.9	553.2
Other liabilities	401.3	367.7
Separate account liabilities	4,787.4	4,174.5

Total liabilities	15,931.2	14,834.1

Commitments and contingencies

Shareholders’ equity:
Preferred stock, 100,000,000 shares authorized; none issued	—	—
Common stock, no par, 300,000,000 shares authorized; 46,159,387 and 47,744,524 shares issued at December 31, 2010 and December 31, 2009, respectively	158.2	220.4
Accumulated other comprehensive income	160.9	71.4
Retained earnings	1,593.0	1,443.6

Total shareholders’ equity	1,912.1	1,735.4

Total liabilities and shareholders’ equity	$17,843.3	$16,569.5

StanCorp Financial Group, Inc.

Statistical and Operating Data at or for the Periods Indicated

(Dollars in millions – except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2010	2009	2010	2009
	Unaudited		Unaudited
Benefit ratio:
% of total revenues:
Group Insurance (including interest credited)	66.7%	62.7%	66.8%	64.7%
Individual Disability Insurance	61.7	72.2	50.5	54.1
Insurance Services segment (including interest credited)	66.2	63.6	65.3	63.7
% of total premiums:
Group Insurance (including interest credited)	77.4%	72.5%	77.2%	74.7%
Individual Disability Insurance	81.9	94.2	66.8	69.3
Insurance Services segment (including interest credited)	77.7	74.3	76.4	74.3

Reconciliation of non-GAAP financial measures:
Net income	$52.0	$60.0	$189.0	$208.9
After-tax operating expense reduction initiatives*	—	(0.6)	—	(12.0)
After-tax net capital gains (losses)	(1.0)	0.7	(32.1)	(17.3)

Net income excluding after-tax operating expense reduction initiatives* and after-tax net capital gains (losses)	$53.0	$59.9	$221.1	$238.2

Net capital gains (losses)	$(2.1)	$0.9	$(51.6)	$(26.9)
Tax (benefit) on net capital gains (losses)	(1.1)	0.2	(19.5)	(9.6)

After-tax net capital gains (losses)	$(1.0)	$0.7	$(32.1)	$(17.3)

Diluted earnings per common share:
Net income	$1.12	$1.23	$4.02	$4.26
After-tax operating expense reduction initiatives*	—	(0.01)	—	(0.25)
After-tax net capital gains (losses)	(0.02)	0.01	(0.68)	(0.35)

Net income excluding after-tax operating expense reduction initiatives* and after-tax net capital gains (losses)	$1.14	$1.23	$4.70	$4.86

Shareholders’ equity			$1,912.1	$1,735.4
Accumulated other comprehensive income			160.9	71.4

Shareholders’ equity excluding accumulated other comprehensive income			$1,751.2	$1,664.0

Net income return on average equity			10.4%	13.4%
Net income return on average equity (excluding accumulated other comprehensive income)			11.1	13.1
Net income return on average equity (excluding after-tax operating expense reduction initiatives*, after-tax net capital losses and accumulated other comprehensive income)			12.9	14.9

Statutory data - insurance subsidiaries:
Net gain from operations before federal income taxes and realized capital gains (losses)	$75.9	$98.6	$317.4	$375.0
Net gain from operations after federal income taxes and before net realized capital gains (losses)	45.5	68.1	202.4	251.4

			December 31, 2010	December 31, 2009
			Unaudited
Capital and surplus			$1,226.8	$1,243.2
Asset valuation reserve			95.6	89.7

*	Represents costs incurred in 2009 related to operating expense reduction initiatives